EXHIBIT 99.1

KEARNY MHC AND KEARNY FINANCIAL CORP.
ANNOUNCE ADOPTION OF PLAN OF CONVERSION
FOR SECOND-STEP STOCK OFFERING
AND NEW FOUNDATION

Kearny, NJ, September 5, 2014 — Kearny MHC (the “MHC”) and Kearny Financial Corp, a federal corporation (the “Company”) (symbol: KRNY), the holding company for Kearny Federal Savings Bank (the “Bank”), announced today that their Boards of Directors have unanimously adopted a Plan of Conversion pursuant to which the Company will reorganize into a new stock holding company and will conduct a second-step stock offering of new shares of common stock.

As part of the conversion, the Bank will become a wholly owned subsidiary of a new stock holding company, which will also be named Kearny Financial Corp.  The shares of common stock of the Company held by persons other than the MHC will be converted into shares of common stock of the new stock holding company pursuant to an exchange ratio designed to preserve the approximate percentage ownership interests of such persons.  The shares of the Company held by the MHC will be cancelled and the amount of the MHC’s ownership interest in the Company will be sold through the second-step stock offering.  In the stock offering, depositors of the Bank and former depositors of Atlas Bank, which was recently acquired by the Bank, with qualifying deposits as of July 31, 2013 will have first priority to purchase the new shares of common stock.

In connection with the conversion, a new charitable foundation will be established by the new stock holding company with a $10.0 million contribution, consisting of $5.0 million of common stock issued in the conversion (500,000 shares) and $5.0 million of cash.  The new foundation will be dedicated to the promotion of charitable purposes in the communities served by the Bank, including community development and grants and donations to support housing assistance and not-for-profit organizations.

Craig L. Montanaro, President and Chief Executive Officer, stated, “We believe the second-step transaction will assist us in moving forward with our growth and strategic plans.  We are proud to include the establishment of a new charitable foundation funded with a sizable contribution as part of our conversion as it reflects our continued commitment to the communities we serve.”

The conversion and offering will have no impact on depositors, borrowers or other customers of the Bank. The transactions contemplated by the Plan of Conversion, including the establishment and funding of the new foundation, are subject to approval by the Company’s stockholders (including approval by a majority of the shares held by persons other than the MHC), the members of the MHC and the Board of Governors of the Federal Reserve System.

The Bank’s Board of Directors has also authorized a change of the name of the Bank to “Kearny Bank.”  It is expected that the name change will be effective concurrent with the closing of the conversion transaction.

Additionally, the Company announced that up to 2,702,740 of vested stock options that were granted in 2005 and would otherwise expire in 2015 will be exercised by members of the Board of Directors and management during the Company’s next open trading window period, which is expected to occur as early as September 9, 2014.  The Company has elected, pursuant to the terms of the 2005 Stock Compensation and Incentive Plan, to settle the exercise of all such stock options in cash.  Based on the latest closing price, it is estimated that such exercises of stock options will not result in any material after-tax expense to the Company and will reduce the Company’s stockholders’ equity by approximately $9.0 million.

A prospectus or proxy statement/prospectus, as applicable, and other materials containing detailed information relating to the Plan of Conversion, details of the offering, and business and financial information about the Company and new stock holding company will be sent to stockholders of the Company and eligible depositors and members of the MHC following regulatory approval.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the prospectus when accompanied by a stock order form.  The shares of common stock of the new holding company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Forward-Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties,  including, but not limited to: the failure to obtain the approval of the Board of Governors of the Federal Reserve for the proposed conversion and related stock offering, delays in obtaining such approval, or adverse conditions imposed in connection with such approvals; those related to the real estate and economic environment, particularly in the market areas in which the Company operates; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s  filings with the Securities and Exchange Commission.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Kearny Financial Corp.

Kearny Financial Corp. is the parent company of Kearny Federal Savings Bank.  Kearny Federal Savings Bank operates from its administrative offices in Fairfield, New Jersey with 42 branches in Northern and Central New Jersey and Brooklyn and Staten Island, New York including 13 branches operating under the "Central Jersey Bank, a division of Kearny Federal Savings Bank" brand and two branches operating under the "Atlas Bank, a division of Kearny Federal Savings Bank" brand.  Kearny Federal Savings Bank is a full-service, community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market areas. At June 30, 2014, Kearny Financial Corp. had approximately $3.51 billion in total assets.

Contact:

Craig L. Montanaro
President and Chief Executive Officer
Kearny Financial Corp.
(973) 244-4510

Or

Eric B. Heyer
Executive Vice President & Chief Financial Officer
Kearny Financial Corp.
(973) 244-4500